Exhibit 99.1

KOSAN BIOSCIENCES

Contact:

Jane Green

VP, Corporate Communications

510.731.5335 (office)

415.652.4819 (mobile)

green@kosan.com

FOR IMMEDIATE RELEASE

KOSAN INITIATES PHASE 2 TRIAL OF EPOTHILONE KOS-1584

IN NON-SMALL CELL LUNG CANCER

HAYWARD, CA – April 14, 2008 - Kosan Biosciences Incorporated (Nasdaq: KOSN) today announced that the Phase 2 trial of epothilone KOS-1584 in patients with non-small cell lung cancer has been initiated. The Phase 2 trial is an open-label, multi-center, monotherapy study of KOS-1584 in patients with measurable advanced or metastatic non-small cell lung cancer who have previously received only one prior chemotherapy regimen. The primary endpoint of the Phase 2 trial is objective response rate. Secondary endpoints include progression-free survival, time to progression, time to treatment failure, time to response, duration of response and overall survival. KOS-1584 will be administered via a 3-hour intravenous infusion weekly for two weeks out of every three weeks at a dose of 25 mg/m2. The Phase 2 trial will enroll up to 50 patients in a two-stage Simon design.

“We have been impressed by the breadth and level of activity and tolerability we have observed with KOS-1584 in our Phase 1 trials and believe that KOS-1584 has competitive potential in the emerging epothilone class of anticancer agents,” said Helen S. Kim, Kosan’s President and Chief Executive Officer. “Kosan’s epothilone strategy is to advance KOS-1584 to its next inflection point while seeking a corporate partner to conduct a registration program and advance our preclinical product candidate, KOS-1803, into clinical development. We believe that KOS-1584’s therapeutic profile and potential for near-term commercialization enhance its value for potential pharmaceutical collaborators.”

KOS-1584 is a member of a class of cytotoxic macrolides (epothilones) capable of causing mitotic arrest by polymerization of cellular microtubules. Since microtubules are essential for mitosis, motility, secretion and proliferation, the observed antitumor effects of epothilones have been attributed to their ability to initiate cell death by inhibiting such processes. KOS-1584 has demonstrated in vitro cytotoxicity, more potent or equipotent to that of Taxol® (paclitaxel) in a panel of human cell lines. KOS-1584 has shown significant antitumor activity in a range of xenograft models, including non-small cell lung cancer models resistant to paclitaxel and those expressing multidrug resistance. A long elimination half-life was seen in Phase I trials. KOS-1584 has demonstrated antitumor activity and favorable tolerability in Phase 1 trials in patients with solid tumors, including substantial tumor shrinkage measured by objective responses in non-small cell lung, ovarian and pancreatic cancers, as well as durable stable disease in many additional tumors.

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About Kosan

Kosan Biosciences is a biotechnology company advancing two new classes of anticancer agents through clinical development – a Hsp90 (heat shock protein 90) inhibitor and an epothilone. Hsp90 inhibitors have a novel mechanism of action targeting multiple pathways involved in cancer cell growth and survival. Tanespimycin (KOS-953) is being tested in combination with Velcade® (bortezomib) in patients with multiple myeloma in a clinical program called TIME. Tanespimycin is also being studied in HER2-positive metastatic breast cancer in combination with Herceptin® (trastuzumab). Epothilones inhibit cell division with a mechanism of action similar to taxanes, one of the most successful classes of anti-tumor agents. KOS-1584 is in a Phase 2 clinical trial in patients with non-small cell lung cancer. Kosan’s motilin agonist compound, KOS-2187, licensed to Pfizer for development in gastroesophagel reflux disease, is in a Phase 1 trial. For additional information on Kosan Biosciences, please visit the company’s website at http://www.kosan.com.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”). Such forward-looking statements include but are not limited to statements regarding the further development and potential safety, efficacy, regulatory status, commercial potential and other characteristics of Kosan’s product candidates; the continuation of current clinical trials; the initiation of additional clinical trials and the timing thereof and the use of Kosan’s financial resources. Words such as “will,” “expect,” “believe,” “may,” “intend,” “plan,” “potential” and similar expressions are intended to identify forward-looking statements. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are based upon Kosan’s current expectations. Forward-looking statements involve risks and uncertainties. Kosan’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the uncertain progress and results of Kosan’s preclinical and clinical testing, including the risks that studies and trials may not demonstrate safety and efficacy sufficient to initiate clinical trials on the timing currently anticipated, or at all, continue clinical development, obtain the requisite regulatory approvals or result in a marketable product; the conduct of clinical trials; manufacturing; regulatory approval requirements and process; the effort and expense necessary for further development of Kosan’s product candidates, including the costs of bortezomib; intellectual property matters, including Kosan’s ability to obtain valid and enforceable patents covering its product candidates; Kosan’s dependence on its collaboration with Pfizer for development of its motilin agonist product candidate; Kosan’s need for additional financing and Kosan’s strategy to enter into partnering or licensing arrangements. These and other risk factors are discussed under “Risk Factors” in Kosan’s Annual Report on Form 10-K for the year ended December 31, 2007 and other periodic filings with the SEC. Kosan expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

Velcade® (bortezomib) is a registered trademark of Millennium Pharmaceuticals, Inc.

Herceptin® (trastuzumab) is a registered trademark of Genentech, Inc.

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